Exhibit 2
REGAL TRUST

CICA POLICYHOLDERS TRUST

THIS DECLARATION OF TRUST is made the 1 day of October, 1997, by Regal Trust (BVI) Limited, a corporation organized and existing in accordance with the laws of the British Virgin Islands (such entity if, at the time in question, together with any other individuals and entities then, duly serving as a trustee are henceforth collectively referred to as the Trustee) for the purpose of declaring a trust which shall be subject, with respect to certain actions of the Trustee and the Trust, to independent oversight and monitoring in accordance with the Twenty- Eighth clause hereof by Security Protectors Limited, a corporation organized and existing in accordance with the laws of the British Virgin Islands (such entity if, at the time in question, together with any other individuals and entities then, duly serving as or constituting a protector are henceforth collectively referred to as the Protector).

WITNESSETH:

WHEREAS, the Trustee desires to form a trust for the principal purpose of acquiring, holding, investing, managing and disposing of certain assets including, without limitation, capital stock of Citizens, Inc., a Colorado, USA corporation (henceforth referred to as Citizens), in the manner hereinafter stated for owners of insurance policies issued by Citizens Insurance Company of America, a Colorado-domiciled life insurance company (henceforth referred to as CICA);

NOW, THEREFORE, the Trustee hereby declares that all property of every type and description hereby or hereafter acquired as Trustee, together with the proceeds thereof, will be held and managed in trust for the benefit of the Settlor(s) and Beneficiary(ies) (as defined herein) in the manner and subject to the stipulations as follows:

CLAUSES

FIRST: (TRUST NAME; GOVERNING AUTHORITIES) The name of the trust established by this Declaration of Trust shall be the “CICA Policyholders Trust” (henceforth referred to as the Trust). This Declaration of Trust and the Trust established hereby shall be governed by the clauses and stipulations contained hereinafter and the laws of the British Virgin Islands or such other jurisdiction (henceforth referred to as the Governing Jurisdiction) as the Protector shall hereafter designate in writing to the Trustee.

SECOND: (PURPOSE OF THE TRUST) The purpose of this Trust is to provide the Settlor(s) with an investment mechanism for creating personal retirement, scholarship or death benefit funds through the Amounts (as hereinafter defined) delivered to or received by the Trustee, by means of the acquisition and accumulation of the Stock, which shall be held by the Trustee in trust or in custody, as the case may be.

THIRD: (SETTLORS; DISCRETIONARY TRUST) Individual applicants, insureds and/or owners (henceforth referred to as Settlors) of life insurance contracts issued by CICA (henceforth referred to as Insurance Contracts) may settle assets in this Trust and designate beneficiaries (henceforth referred to as Beneficiaries) with respect thereto; provided however, (i) the Trustee may reject any proposed settlement of assets, and (ii) Settlors and Beneficiaries may not be citizens or residents of the United States of America or the Governing Jurisdiction. Subject to the distributions expressly provided in accordance with the Eleventh clause, the Trust is a discretionary trust, and no Senior or Beneficiary may compel distributions of income or capital.

FOURTH: (THE ENTRUSTED ASSETS) The Trustee shall hold in the name of this Trust or in the name of the Trustee, but exclusively in a fiduciary capacity, the following assets (henceforth the Entrusted Assets)

(a)    Policy dividends and retirement fund benefits which the Trustee receives from CICA on behalf of Settlor(s) in accordance with the assignment of Insurance Contract benefits (henceforth referred to as the Benefits) executed by the Settlor(s).

(b)    The other amounts and extra amounts (henceforth referred to as the Additional Amounts) over and above the Benefits and the Stock that the Trustee may directly or indirectly receive from Settlor(s); provided however, that said Additional Amounts may not annually be less than five hundred dollars (US$500) not more than twenty-five thousand dollars (US$25,000), legal tender of the United States of America.

(c)    The dividends from the Stock acquired by the Trustee in compliance with this Declaration of Trust.

(d)    The interest which may be earned on the funds received by the Trustee, said funds being referred to in a), b) and c) of this clause.

(e)    The class A common stock of Citizens (henceforth referred to as the Stock) acquired and to be acquired from time to time by the Trust under the terms of this Declaration of Trust, or received or to be received due to consolidations, mergers and similar operations.

The monies referred to in paragraphs a), b), c) and d) of this clause shall henceforth he known as “the Amounts”.

FIFTH: (SETTLOR OR BENEFICIARIES) The Settlor(s), or in the event of the death of a Settlor(s), the beneficiary(ies) of said Settlor(s) designated under his/her Insurance Contract, or otherwise, shall be beneficiary(ies) of this Trust (henceforth referred to as the Beneficiary(ies). With the consent of the Protector, the Trustee may at any time or times (i) evidence beneficial interests in the Trust by issuing certificates therefor transferable on such terms and conditions as the Trustee shall determine, and (ii) have the Trust assets and/or beneficial interests therein valued for any purpose and in such manner as the Trustee, in its exclusive judgment, thinks fit.

SIXTH: (ASSIGNMENT) For purposes of this Trust, subject to the right of the Trustee to reject same, Settlors may assign Benefits and Additional Amounts to this Trust by deeds of addition or other written instrument as the Trustee may require.

SEVENTH: (DESTINATION OF FUNDS) The Trustee, upon receiving the Amounts remitted directly or indirectly by Settlor(s) or CICA, shall immediately invest or deposit same in the name of this Trust or in the name of the Trustee in a money market or interest bearing savings account or short-term certificate of deposit, whichever is in the best interest of the Settlor(s) in the Trustee’s opinion at the time of receipt, in a first line bank or with a USA securities firm. The Trustee shall, at its sole discretion as to timing of purchases, quantities and price to pay, acquire the Stock for the Settlor(s) accounts in the USA open stock market through USA securities firms. Notwithstanding the foregoing, should the Stock, for any reason, not be readily available in the marketplace, the Trustee may purchase same directly from CICA, Citizens or, to the extent approved by the Protector, other sources without securities firm mediation, or abstain from purchasing same if in the Trustee’s and Protector’s judgment the acquisition of Stock could be regarded as a violation of the Trustee’s fiduciary duties (other than any fiduciary duty to diversify investments which the Settlor(s) and the Beneficiary(ies) hereby waive).

EIGHTH: (NO LIENS OR ENCUMBRANCES) The Trustee can use and invest the Trust assets only for the purposes outlined in this Declaration of Trust and, unless necessary to make distributions to Settlor(s) or Beneficiary(ies) in accordance with this Declaration of Trust or pay the Trust expenses (including the Trustee’s fees), the Trustee shall not sell, mortgage, pledge, hypothecate or otherwise in any way further obligate any of the Trust assets.

NINTH: (PROPORTIONALITY) Stock purchased by the Trustee shall be allocated on a pro rata basis among: the Settlor(s) or the Beneficiaries of those Settlor(s) whose funds the purchases were made. Income shall be allocated using the same criterion, while expenses shall be allocated in proportion to the respective aggregate account balance of each Settlor and Beneficiary. Should fractions result when making a Stock allocation or distribution to Settlor(s) or Beneficiary(ies), then the Trustee shall eliminate fractions lesser than one-half and shall allocate same to those having fractions greater than a half, making upwards roundings.

TENTH: (STATEMENTS OF ACCOUNT) During the first three months of each calendar year, the Trustee shall send to each Settlor at his or her last known address a statement of account, in which the following information shall be presented:

(a)    Settlor’s preceding statement share balance;

(b)    The total Amounts received by the Trust for Settlor’s account since the last statement.

(c)    The expenses charged to Settlor’s account since the last statement.

(d)    The number of shares of Stock purchased for Settlor’s account since the last statement.

(e)    The cash amount held by the Trust for Senior’s account.

(f)    The total number of shares of Stock held in Trust for Senior.

ELEVENTH: (DISTRIBUTIONS) Each Senior or, in the case of Settlor’s death, the Beneficiary(ies) of such Settlor may request by written instrument in form and substance satisfactory to the Trustee, liquidation and distribution of all or part of such Settlor’s interest in the Trust only after (i) Settlor’s death, (ii) retirement of Settlor at or after age 65, (iii) total disability or terminal illness of Settlor as determined by CICA, or (iv) enrollment of Settlor’s dependent in a recognized accredited college or university as evidenced by records furnished to the Trustee by the registrar of such institution. Any distribution by the Trustee of a Senior’s or Beneficiary’s interest in the Trust may be made by distribution of either the Entrusted Assets or, if less than US$250, the cash value of such interest. At Settlor’s or Beneficiary’s expense, the Trustee shall comply with the Settlor’s or Beneficiary’s instructions regarding the mode of shipment and, in the absence of instructions, shipment shall be made in the most practical and safe manner. Notwithstanding the foregoing, should the instructions be inconvenient, confusing, contradictory, complicated or risky, then the Trustee may choose the simplest method and manner to make such delivery. Upon distributing the totality of a Settlor’s or Beneficiary’s interest in the Trust, all of such Senior’s or Beneficiary’s rights and obligations hereunder shall terminate.

TWELFTH: (CUSTODIAL AUTHORITY OF THE TRUSTEE) At all times and at any moment during the duration of this Trust and should the Trustee deem it convenient, the Trustee may transfer to one or more Settlor(s) or Beneficiary(ies), even if never requested, such Settlor(s) or Beneficiary(ies) interest in the Trust. However, if the Trustee decides to make such transfer, the Trustee may keep the Entrusted Assets in custody, terminating the rights derived from the fiduciary relationship and coming forth with those of a deposit/custody contract, provided that in such a case the depository (formerly the Trustee) shall be empowered by the Settlor(s) and Beneficiary(ies) to sell, directly or through a securities firm, the Stock for their benefit, but not to exercise the voting rights.

THIRTEENTH: (AUDIT) Annually, at the expense of the Trust, during the month of January, there shall be an audit of the Trust and all accounts of the Trustee related to this Trust, including Trust expenses. Said audit shall be performed by an independent public auditing firm. The selection of an auditor shall be made by the Trustee; however, the Protector shall have the right to designate the auditor should it so elect, in which case said designation shall prevail.

FOURTEENTH: (LIMITATION OF RESPONSIBILITY) The Trustee and the Protector shall only be responsible for fraud or gross negligence and neither shall incur any kind of liability for errors of others; provided, however, the Trustee shall not be liable for any act or failure to act undertaken with the written consent of the Protector. The Trustee, at its expense and not at the expense of the Trust, may delegate the recordkeeping and administration of the Trust to Citizens or, with the consent of the Protector, to any third party; provided, however, in no event shall the Trustee delegate to Citizens or any of its affiliates the powers of the Trustee regarding the decision, timing or other matters affecting any Stock purchases or dispositions.

FIFTEENTH: (TAXES, EXPENSES AND EXPENSE FUND) The Trustee is hereby expressly authorized to pay out of the Entrusted Assets or the income it receives or produces, the Trustee fees and expenses incurred by the Trust, as well as all taxes, assessments and liabilities of any nature which may be incurred by the Trust or the Entrusted Assets, provided that in no case shall (i) the Trustee’s own capital be compromised, and (ii) such expenses and assessments for services by the Trustee or any of its affiliates exceed reasonable amounts that would have been charged in arms’-length transactions between independent parties. The Trustee, for the purpose of paying the expenses mentioned above, is authorized to establish a special expense account to cover the expenditures occasioned by the Trust, including its fees; however, in no event shall the expense account balance exceed the average monthly amount of the preceding twelve-month actual fees and expenses. The expenses shall be charged to the Settlor(s) and Beneficiary(ies) accounts on a pro-rata basis based on the aggregate value of each account.

SIXTEENTH: (BASIS OF FEES) For services rendered by the Trustee, as fiduciary or custodian to or for Settlor(s), the Trustee shall receive aggregate fees on the Amount based on the following table:

(a)    0.50% annually on the first US $500,000.

(b)    1.00% annually on sums from US $500,001 through US $1,000,000.

(c)    1.50% annually on sums from US $1,000,001 through US $2,000,000.

(d)    1.25% annually on sums from US $2,000,001 through US $3,000,000.

(e)    1.00% annually on sums from US $3,000,001 through US $4,000,000.

(f)    75% annually on sums from US $4,000,001 through US $5,000,000.

(g)    0.50% annually on sums in excess of US $5,000,000.

The fees shall be computed by multiplying the above percentage by the Amounts received in a respective month to arrive at that month’s fee which shall then be allocated and charged to the respective accounts of Settlor(s) and Beneficiary(ies) on a pro-rata basis using individual Amounts received as a basis for allocation.

SEVENTEENTH: (OPERATIONAL EXPENSES DEFINED) The Operational Expenses of the Trust shall be limited to the items which follow:

Attorneys’ fees, auditor’s fees, taxes, postage, cables, telexes, long-distance telephone calls, telefaxes, stockbroker commissions, transfers of stock, cargo expenses, insurance premiums, performance bond premiums and any other operational expenses, which may be deemed necessary by the Trustee for proper administration of the Trust; provided, however, such fees and expenses shall not exceed reasonable amounts that would have been charged in arms’-length transactions between independent parties.

EIGHTEENTH: (NOTIFICATIONS) The Trustee is obligated to immediately notify the Settlor(s), at their last address registered with the Trust, of any informational requirement formulated by any regulatory authorities of the Governing Jurisdiction or the United States of America. In the same manner, the Settlor(s) shall be notified by the Trustee of any new tax or assessment which may be enacted that would affect this Trust, the Entrusted Assets or the assets in custody, as well as any investigation or legal action (civil or criminal) initiated by or on behalf of the authorities of the aforementioned countries.

NINETEENTH: (RENDERING OF ACCOUNTS) Notwithstanding anything herein to the contrary, upon written request by the Protector, the Trustee shall provide the Protector with a detailed account of its administration, including, but not limited to, all amounts received, all deposits made, all purchases of Stock, as well as proof of existence and location of said Stock, all interest, dividends and other amounts received, all allocations of Stock, all distributions made and all administration expenses and Trustee fees incurred by the Trust.

TWENTIETH: (INDEMNIFICATION) The Settlor(s) and the Beneficiary(ies) shall indemnify the Trustee, the Protector, and their employees, directors, officers, agents, representatives, managers and administrators and hold them harmless and free from any and all liability or damage which any of them may suffer as a result of any legally imposed fine or penalty arising from the operation of this Trust, provided such liability or damage shall not have occurred as a result of gross negligence or a fraudulent act by the person or any affiliate of the person seeking such indemnity.

TWENTY-FIRST: (SURETY BOND) The Trustee shall be required to secure and maintain, at all times, a surety bond to protect Settlor(s) and/or Beneficiary(ies) against fraudulent acts, thefts or larceny committed by the Trustee or its employees or associates. Said bond will be secured from and issued by a bank, bonding or insurance company satisfactory to the Protector for a bond amount which may, from time to time, be increased or decreased by written request of the Protector. Initially said bond shall not be less than one million dollars (US $1,000,000).

TWENTY-SECOND: (TRUST PERIOD; TERMINATION) This Trust shall remain in force and effect for 100 years unless earlier terminated by: (i) distribution of all Entrusted Assets and custodial assets; (ii) delivery of all Entrusted Assets and custodial assets to a new fiduciary appointed by the Protector; or (iii) delivery by the Protector to the Trustee of a written instrument terminating the Trust. Upon termination of the Trust for any reason, the Trustee shall, within a reasonable time, render a full and final account of the Trust to the Settlor(s), Beneficiary(ies) and Protector, having the right to retain any fees not previously paid and expenses not previously reimbursed at the time of transfer, provided it has in no way breached its responsibilities hereunder.

TWENTY-THIRD: (VOTING RIGHTS) When acting as fiduciary or as custodian, the Trustee shall not have the voting right of the Stock which shall be reserved to each Settlor or, if no longer alive, his or her Beneficiary(ies). However, the Trustee may exercise such voting rights when provided an appropriate proxy by the Settlor or Beneficiary(ies).

TWENTY-FOURTH: (PAYMENT OF LEGAL EXPENSES) Settlor(s) shall bear notary expenses, stamp taxes and lawyers’ fees incurred in connection with the drafting, modification, authentication, protocolization, etc., of this Declaration of Trust and all legal expenses incurred on behalf of Settlor(s); provided, however, such fees and expenses shall not exceed reasonable amounts that would have been charged in arms’-length transactions between independent parties and as the Trustee shall have determined with the consent of the Protector.

TWENTY-FIFTH: (CONFIDENTIALITY) The Trustee, its employees, directors and associates are hereby bound to maintain this Trust, its condition as fiduciary and the identity of Settlor(s) and Beneficiary(ies) in strict secrecy. Notwithstanding the foregoing, the Trustee may disclose all or part of the information related to this Trust and the custody, if required by any competent authority of the Governing Jurisdiction or of the United States. Likewise, the Trustee may also disclose information to authorities of other countries, if requested in connection with criminal activities in which the Trustee has probable cause to believe that the criminal activities occurred as alleged.

TWENTY-SIXTH: (INITIAL DOMICILE) The initial administrative office of the Trustee shall be _________________________________________________________, or such other address as the Trustee shall determine with the consent of the Protector.

TWENTY-SEVENTH: (AUTHORITY OF TRUSTEE TO RESIGN) The Trustee (and each person or entity constituting the Trustee) is hereby authorized to resign as depository/custodian as well as a Trustee of this Trust, upon giving not less than 90 days’ prior written notice to the Protector. Each Trustee, person or entity giving such notice shall promptly and fully cooperate in the transfer of all Entrusted Assets (and all records, information and data relating thereto) to such other, additional or replacement Trustees, persons or entities as the Protector shall designate in writing.

TWENTY-EIGHTH: (PROTECTOR) The Protector may, by written instrument delivered by facsimile transmission to the Trustee, engage in or refrain from any of the following actions in its sole judgment:

(i)    appoint additional, substitute or replacement persons and entities who, acting by majority vote, shall serve as Protector on such terms and conditions as may be specified in such appointment;

(ii)   remove any Trustee and appoint additional, substitute or replacement persons and entities who, acting by majority vote, shall serve as Trustee on such terms and conditions as may be specified in such appointment;

(iii)          select a new domicile and/or Governing Jurisdiction for the Trust and adopt such modifications to the Trust as shall be necessary or advisable to conform the Trust to the legal requirements of such domicile or Governing Jurisdiction;

(iv)   change the forum for all or part of the Trust administration; and

(v)   withhold consent, approval or joinder from any proposal or action of the Trustee requiring same under this Declaration of Trust on such terms and conditions as the Protector shall deem appropriate.

All powers of the Protector are powers collateral to its office and are not fiduciary or trust powers. The Protector (and each person and entity constituting the Protector) is hereby authorized to resign as a Protector of this Trust, upon giving not less than 30 days’ prior written notice to any other Protector or person or entity constituting the Protector or, if none, to the Trustee.

TWENTY-NINTH: (IRREVOCABILITY; AMENDMENT; TRANSLATION) This Trust is irrevocable except by action of the Protector; provided, however, the Trustee and the Protector may amend by mutual agreement any provision of this Declaration of Trust. In the event of any conflict between translations of this Declaration of Trust, the English translation shall control.

THIRTIETH: (RESIDENT AGENT) The resident agent for this Trust in the Governing Jurisdiction shall be designated by the Trustee subject to approval by the Protector.

For the record, this Declaration of Trust is signed in triplicate in the city of Road Town, Tortola, British Virgin Islands, on the October 1, 1997.

REGAL TRUST (BVI) LIMITED

By: /s/ Tomas Herrera
      TOMAS H. HERRERA D., {Title}